Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated April 16, 2024 with respect to the consolidated balance sheets of Greenland Technologies Holding Corporation and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive incomes, changes in shareholders’ equity, and cash flows for the fiscal years ended December 31, 2023 and 2022, and the related notes included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 7, 2025	Certified Public Accountants
PCAOB ID: 1171